                                                                    EXHIBIT (21)

                SUBSIDIARIES OF GREAT GUARANTY BANCSHARES, INC.

         The sole subsidiary of Great Guaranty Bancshares, Inc. is Guaranty Bank & Trust Company, a Louisiana state banking organization.